Exhibit a18

DOMINI INVESTMENT TRUST

Amendment

to Declaration of Trust

May 1, 2025

The undersigned, constituting at least a majority of the Trustees of the Trust named above and acting pursuant to the Trust’s Second Amended and Restated Declaration of Trust as most recently amended and restated as of May 15, 2001 (as amended and in effect from time to time) (the “Declaration of Trust”), do hereby certify that in accordance with the provisions of the first sentence of Section 9.3(a) of the Declaration of Trust, the following amendment to the Declaration of Trust has been duly adopted by at least a majority of the Trustees of the Trust, effective on May 9, 2025:

Article X, Section 10.3 of the Declaration of Trust is amended to change the Trust’s agent for service of process in the Commonwealth of Massachusetts from Amy L. Domini, 230 Congress Street, Boston, Massachusetts 02110, to United Corporate Services, Inc., 44 School Street, Ste. 505, Boston, Massachusetts 02108.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

/s/ Carole M. Laible Carole M. Laible, as Trustee and not individually	/s/ Gregory Ratliff Gregory A. Ratliff, as Trustee and not individually

/s/ Caroline Flammer Caroline Flammer, as Trustee and not individually	/s/ John Shields John L. Shields, as Trustee and not individually

A copy of the Declaration of Trust, together with all amendments, is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that each signatory above has executed this Amendment to the Declaration of Trust as a trustee, and not individually. The obligations arising out of the Declaration of Trust are not binding upon any trustee, shareholder, officer, employee or agent of the Trust individually.